Exhibit 19.1

BEST BUY CO., INC.

Securities Trading Policy

Summary:

This Policy outlines the Company’s (i) rules and guidelines for trading in Company Securities and securities of other companies while aware of Material Nonpublic Information regarding that    company and (ii) for the handling of Material Nonpublic Information.

Policy Details:

Purpose:

This Policy helps ensure that Best Buy and its employees comply with federal, state and foreign securities laws and maintain the highest principles of business ethics. Unlawful “Insider Trading” occurs when a person aware of Material Nonpublic Information obtained through their employment or other involvement with a company purchases, sells or otherwise trades that company’s securities or provides that information to others outside the company. Insider Trading laws are designed to protect the investing public by ensuring that all investors have access to the same information when making investment decisions. Such laws also help facilitate stable and fair securities markets.

A. Responsibilities

Policy Owner

The Legal Department is responsible for administration of this Policy. All determinations and interpretations by the General Counsel shall be final.

Employees

•	Employees are responsible for complying with this Policy. Employees are also responsible for ensuring compliance by their Family Members, as well as any entities under their control.
•

In all cases, each person subject to this Policy is responsible for determining whether they are aware of Material Nonpublic Information prior to trading in Company Securities. Any guidance provided by the Best Buy Legal Department, or another employee of Best Buy, does not constitute legal advice or insulate an individual from liability.

Employees Subject to the Extended Closed Trading Period

Certain employees (e.g., Officers, directors and above in Finance, the Legal Department, Associate Vice Presidents and other persons designated by the General Counsel) and members of the Company’s board of directors, and their Family Members,  are subject to, and need to be aware of, heightened trading restrictions during Extended Closed Trading Periods given their likelihood to be aware of Material Nonpublic Information, as set forth in further detail in Section F—“Reference/Definitions—Closed Trading Period” below.

B. Requirements (See Section F – “Reference/Definitions” for definitions of certain capitalized terms)

1.	Certain Prohibited Actions – No person subject to this Policy may, directly or indirectly:

(a)

Trade in Company Securities when aware of Material Nonpublic Information regarding Best Buy (including post-departure from Best Buy) or trade during a Closed Trading Period to which the person is subject. Before trading, ask yourself the following questions:

•	Question 1: Am I aware of Material Nonpublic Information? If yes, do not trade. If no, move to Question 2.

•

Question 2: Am I currently subject to a Closed Trading Period? If yes, do not trade. If no, then you may trade in Company Securities, provided such trading otherwise complies    with the terms of this Policy, including pre-clearance of the transaction as set forth in Section B — “4. Pre-clearance.”

(b)	Trade in securities of any other company if you are aware of Material Nonpublic Information regarding that company (such as suppliers, competitors and merger or acquisition candidates).

(c)

Provide Material Nonpublic Information to anyone else within the Company with jobs that do not require them to have that information, or to anyone outside of the Company, including family, friends, business associates, investors and consulting firms, unless such disclosure is made in compliance with the Company’s Confidentiality Policy.

(d)

Recommend that other people trade or provide an opinion on the value of Company Securities to another person likely to trade based on Material Nonpublic Information of Best Buy or any other company (i.e., “Tipping”).

•	Note that Best Buy’s business relationships with smaller companies may have a material impact on the value of such companies’ securities even if those relationships are not material to Best Buy.

(e)	Trade within one full trading day after the public release of previously Material Nonpublic Information such as Company earnings results.

(f)	Sell Company Securities short (that is, selling securities you do not yet own).

(g)	Trade Derivatives relating to Company Securities (other than exercises of stock options for Best Buy stock granted to you by the Company).

(h)

Hedge Company Securities (that is, make an investment in another security in order to reduce the risk of a loss or gain on any Company Security), whether via forward contracts, equity swaps, collars, exchange funds or otherwise.

2.

Notice to Other Employees. If you are aware of another Best Buy employee who is aware of Material Nonpublic Information (e.g., consolidated financial performance of Best Buy or material transactions), you must advise them that they have Material Nonpublic Information and are subject to extended Closed Trading Periods.

3.

Pledging. If you are an Executive Officer or a member of the Board of Directors, you are also prohibited from holding Company Securities in a margin account or    pledging Company Securities as collateral for a loan.

4.

Pre-Clearance. All Senior Vice Presidents and above, and members of the Board of Directors, are required to obtain pre-clearance    from the Legal Department prior to engaging in any transaction involving Company Securities. This requirement includes transactions made by Family Members of such individuals, as well as entities controlled by them. Pre-clearance requests should be directed to preclearance@bestbuy.com,  and must include the number of shares you wish to trade and affirm that you are not aware  of Material Nonpublic Information. Pre-clearance approvals, when appropriate, are typically granted for up to three days during open trading windows, provided that notwithstanding the receipt of pre-clearance, you may not trade in Company Securities if you subsequently become aware of Material Nonpublic Information prior to effecting the transaction. Affected individuals who wish to trade over a longer period of time should consider a 10b5-1 Plan, as described below. Please note: Pre-clearance approval does not relieve you of your legal obligations or responsibilities under this Policy, and pre-clearance approval does not constitute legal advice.

5.

Disclosure Compliance with Regulation FD. Regulation FD (which stands for “Fair Disclosure”) prohibits selective disclosure of Material Nonpublic Information to the investment community. Material Nonpublic Information may not be disclosed externally through any forum, including social media, until it has been approved by Investor Relations, Public Relations, External Reporting, and Legal.

(a)

Upon approval, external disclosures of Material Nonpublic Information must be broadly disseminated to the public by authorized individuals so that all investors have prompt and fair access to information that may affect the price of the Company’s Securities. These authorized individuals include certain senior officers and members of the Public Relations and Investor Relations teams who regularly communicate with investors and who are speaking on the Company’s behalf. Individuals specifically authorized and working with the Public Relations and Investor Relations teams may also be authorized to speak about such information on behalf of the Company.

(b)

The only exceptions to this Policy are as follows: 1) Communications made to a person who owes the Company a duty of trust or confidence, such as a retained accountant or attorney; 2) Communications made to any person who, as part of their relationship with the Company, expressly agrees to maintain the information  in confidence; and 3) Disclosures pursuant to a legal duty or a valid order of law enforcement.

(c)	Please see the Confidentiality Policy for more information regarding disclosure of Company information.

6.

Policy Effective Time. Note that if an employee leaves the Company or is terminated during a Closed Trading Period, the trading restrictions in this policy continue in effect for the employee until the end of the Closed Trading Period.

7.

Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you must advise your broker or investment advisor not to trade in Company Securities at any time.

8.	Legal Penalties. In addition to the provisions set forth in Section E — “Violations,” herein, violations of Insider Trading laws can result in one or more of the following penalties:

(a)	Criminal charges resulting in up to 20 years in prison and fines of up to $5 million.

(b)

Civil charges by the U.S. Securities and Exchange Commission resulting in fines of   up to 3 times the profit you gained or the loss you avoided by your trades and can include interest and other damages, including prohibition from doing certain types of work with public companies.

(c)	Civil charges by shareholders or former shareholders who traded about the same time as you who did not have access to Material Nonpublic Information.

(d)	Criminal and/or civil charges brought by foreign governments.

(e)	Anyone guilty of aiding another person in connection with Insider Trading may be subject to the same civil and criminal penalties as the person who violated the laws.

9.	Company Transactions. The Company will not transact in its own stock (repurchases, etc.) when aware of Material Nonpublic Information.

C. Exceptions.

Disclosure of Material Nonpublic Information or Securities transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions are not exempted from this Policy. The following types of transactions are exceptions to this Policy:

1.

Vesting of Restricted Stock / Restricted Stock Unit Awards. This policy does not apply to the vesting of restricted stock or restricted stock units granted to you by Best Buy or the withholding of shares by the Company (or its administrator) upon vesting to satisfy tax withholding requirements. However, any subsequent discretionary sale of any such stock is subject to the requirements stated in this policy.

2.

Certain Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option in cash or via a net exercise (i.e., paying the exercise price by forfeiting a number of shares otherwise issuable upon exercise equal to the option strike price) so long as you do not sell the shares issued upon the exercise of the option. Any subsequent sale of such share is subject to the requirements herein. This Policy does not apply to the withholding of shares by the Company (or its administrator) to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the    exercise price of an option.

3.

401(k) Plan & Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Best Buy 401(k) Plan or Employee Stock Purchase Plan (“ESPP”) resulting from your periodic contribution of money to the 401(k) Plan or ESPP pursuant to your payroll deduction election. This Policy does apply, however, to the following transactions:

(a)

You may not elect to start or stop participating or increase or decrease your level of participation in the 401(k) Plan Best Buy stock fund or ESPP while aware of Material Nonpublic Information or subject to a Closed Trading Period.

(b)

You may not elect to make an intra-plan transfer of an existing account balance into or out of the 401(k) Best Buy stock fund if the election will result in liquidation of some or all of your Best Buy stock fund while aware of Material Nonpublic Information or subject to a Closed Trading Period. You also may not pre-pay a 401(k) Plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund while aware of Material Nonpublic Information or subject to a Closed Trading Period.

(c)

Section 16 Persons, please note that any sale/transfer of Company Securities within Best Buy's 401(k) plan or ESPP or deferred compensation plan must occur within the third to twelfth business day following any quarterly or    year-end earnings release to be an exempt transaction for short swing profit matching rules (see   Best Buy's Rule 144/Section 16 Notice and Guide).

4.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to the sale of any Company Securities purchased pursuant to the plan.

5.

Bona Fide Gifts. This Policy does not apply to bona fide gifts of Company Securities, unless the person making the gift is aware of Material Nonpublic Information or has reason to believe the recipient intends to sell the Company Securities while the employee is aware of Material Nonpublic Information or subject to a Closed Trading Period, or the person making the gift is subject to pre-clearance trading restrictions as outlined above. Individuals subject to the Company’s pre-clearance policy must obtain pre-clearance prior to making a gift.

6.

10b5-1 Plans. This Policy does not apply to trades made pursuant to a binding contract, binding instruction, or written plan that satisfies the requirements and limitations of Rule 10b5‐1(c) (17 C.F.R. 240.10b5‐1(c)) (“Rule 10b5-1”), as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Plans may not be entered into, modified or terminated during a Closed Trading Period, or while aware of Material Nonpublic Information. Additionally, Rule 10b5-1 plans may not be adopted if the individual adopting the plan has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth therein.

In addition, all Rule 10b5-1 plans must be approved in writing in advance by the Legal Department (email preclearance@bestbuy.com to obtain    approval), and a copy of all such trading contracts, instructions, and plans must be sent to the Legal Department.  The Company reserves the right to withhold pre-clearance of the adoption, amendment or termination of any such trading plan that the Company determines is not consistent with the rules regarding such plans.  Notwithstanding any pre-clearance of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. Transactions effected pursuant to a pre-cleared Rule 10b5-1 or other trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

The rules regarding Rule 10b5-1 plans are complex and you must fully comply with them. You should consult with your legal and/or financial advisor before entering into any Rule 10b5-1 plan.

If you are a Section 16 Person, Rule 10b5-1 and other trading plans require special care, as the Company may be required to disclose the adoption, amendment or termination of a such plans by such persons in its periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”).  Accordingly, it is imperative that Section 16 Persons coordinate with the Legal Department prior to adopting or modifying such plans.  Moreover, because such plans may specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution.  Therefore, for Section 16 Persons, a transaction executed according to a trading plan is not permitted unless the trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction.

D. Rule 144/Section 16

Each member of the Company’s Board of Directors and certain Officers (as determined by the Board) are subject to additional responsibilities and restrictions under the federal securities laws. Among other things, these individuals are subject to certain restrictions with respect to trading in Company Securities and are required to file reports of their transactions with the Securities and Exchange Commission and the New York Stock Exchange.

For more information, a copy of the Rule 144/Section 16 Notice and Guide can be obtained from the Legal Department.

E. Violations

Violation of this Policy could result in disciplinary action in the workplace up to and including termination of your employment. Also, failure to adhere to these restrictions will expose you and Best Buy to the risk of civil and criminal liability under securities laws as described in the "Legal Penalties" section above.

F. Reference/Definitions

1.

Closed Trading Period - a scheduled period of time prior to and immediately following the release by the Company of Material Nonpublic Information in which trading in Company Securities by subject employees is prohibited, which includes Extended Closed Trading Periods and Special Closed Trading Periods as set forth in further detail below.

(a)

An “Extended Closed Trading Period” exists each fiscal quarter from two weeks prior to the end of the fiscal quarter until one full trading day after release of quarterly earnings results (with the exception that the Extended Closed Trading Period for year-end results typically begins around the end of December). Best Buy generally releases quarterly earnings and year‐end results in the month following each quarter and year‐end. The fiscal quarters end at the end of April, July, October, and January. Best Buy's fiscal year ends on the Saturday nearest the end of January. Specific Closed Trading period dates are posted on Best Buy Connect.

•

Extended Closed Trading Periods are typically communicated out to applicable    employees via email. The Extended Closed Trading Period applies to members of the Board of Directors, Officers, directors and above in Finance, members of the Legal Department, Territory General Managers, Associate Vice Presidents, any other individuals who may be aware of Material Nonpublic Information during that time and other persons  as designated by the General Counsel, along with the Family Members of each of the foregoing individuals.

•

A mandatory Closed Trading Period applies to all Company employees, regardless of position, for one full trading day following the release of quarterly and year-end earnings results and other Material Nonpublic Information.

(b)

“Special Closed Trading Periods” may be imposed by the Legal Department from time to time depending upon Best Buy events or expected announcements, such as transformative transactions or senior management changes.

2.

Company Security or Company Securities - these terms are defined broadly to include stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), other Derivatives or other similar instruments.

3.

Derivative - a security that derives its value from one or more underlying securities. A common example is an option bought on the open market to buy or sell a certain number of shares at a certain price during a specific time period (often called a “put” or “call” option).

4.

Executive Officer – an “executive officer” as defined by Rule 3b-7 of the Exchange Act. This refers to the Company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company, as determined by the Company’s Board of Directors.

5.

Family Members – family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control.

6.

Insider – all employees, consultants, contractors and members of the Board of Directors of a company and its subsidiaries, and members of their immediate families and households, who are aware of Material Nonpublic Information.

7.

Material – Information – refers to information that is reasonably likely to be considered important to an investor in determining whether to buy, sell, or hold securities of a company.    Any information that could impact a company’s stock price, whether positive or negative, should be considered material. Whether information is material depends on the facts of each event, but information frequently regarded as material, whether positive or negative, includes:

•	Actual and projected financial results including quarterly and annual earnings or losses;
•	Earnings guidance, including changes to previously announced earnings guidance, or the decision to suspend earnings guidance, or changes in quarterly dividend practices;
•	Significant pending or proposed mergers, acquisitions, joint ventures, or other business combinations;
•	Divestitures of subsidiaries, divisions, or other business units;
•	Significant write-offs;
•	Company restructuring, layoffs, furloughs, bankruptcy or receivership;
•	Major new products, services or processes;
•	Gain or loss of a significant customer or supplier;
•	Significant changes in senior management;
•	Significant changes in compensation policy;
•	Entering into, or loss of, certain strategic relationships;
•	Impending bankruptcy or financial liquidity problems;
•

A significant disruption in the Company’s operations or loss, potential loss, breach or un-authorized access to its property or assets, including its facilities, data and information technology infrastructure and cybersecurity and privacy incidents or events;

•	New equity or debt offerings, or other changes in capitalization including stock splits or the acquisition of, refinancing or repayment of significant debt or defaults on debt;
•	Bank borrowing or other financial transactions outside of the ordinary course of business;
•	Changes in, or disagreements with, auditors or notifications that the Company may no longer rely on such firm’s report;
•	Litigation exposure due to actual or threatened significant litigation; and
•	Expansion plans, including international expansion.

You may not trade in Company Securities if you are aware of Material Nonpublic Information.  Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material.  Therefore, Insiders should err on the side of caution.  Insiders should keep in mind that the rules and regulations of the SEC provide that the mere fact that a person is aware of the information is a bar to trading.  It is no excuse that such person’s reasons for trading were unrelated to the information.

8.	Nonpublic Information – for the purpose of this policy, all Company information is “Nonpublic Information” until three criteria have been satisfied:

First, the information must have been widely disseminated by the Company. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in (i) a press release distributed through a widely disseminated news or wire service; (ii) a publicly available filing made with the SEC; or (iii) through a pre-announced, broadly accessible conference call or webcast.

Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company.  In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public.  As a general rule, information should not be considered fully absorbed until after at least one full trading day has elapsed on the NYSE after the information has been publicly disclosed in a manner described above.

9.

Officer means the Company’s Chief Executive Officer, president (if any), Chief Financial Officer, Chief Accounting Officer, any vice president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy making functions for the Company.

10.	Section 16 Persons – members of the Company’s Board of Directors and the Company’s Officers.

11.

Tipping – communicating Material Nonpublic Information to other persons, recommending that anyone trade on the basis of Material Nonpublic Information, or expressing an opinion on the basis of Material Nonpublic Information as to trading in a company’s securities.

12.

Trading or Trade – any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.